SAMUEL H. WONG & CO., LLP
CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Energroup Holdings Corporation

Consent of Independent Registered Public Accounting Firm

We hereby consent to your disclosure of our audit report dated January 26, 2010 on the consolidated financial statements of Energroup Holdings Corporation as of and for the years ended December 31, 2009 and 2008, included in the Form S-1/A Amendment No. 6 of Energroup Holdings Corporation.

For the purpose of the aforesaid Form S-1/A, we also consent to the reference of our firm as "Experts" under the Experts' caption, which, in so far as applicable to our firm means accounting experts.

South San Francisco, California
May 7, 2010

Samuel H. Wong & Co., LLP
Samuel H. Wong & Co., LLP
Certified Public Accountants

400 OYSTER POINT BOULEVARD, SUITE 122, SOUTH SAN FRANCISCO, CA 94080 TEL.: (415) 732-1288 FAX.: (415) 397-9028
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